Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 580-6360	(972) 580-6353

MERITAGE HOMES REPORTS SECOND QUARTER 2009 RESULTS

SECOND QUARTER 2009 SELECTED RESULTS:

•                  Generated positive cash flow for the seventh consecutive quarter, ending with $385M cash

•                  Reduced net debt-to-capital ratio to 33%

•                  Reported net loss of $74M for the quarter; generated $13M of adjusted EBITDA*

•                  Reduced general and administrative expenses by 33% from the prior year, excluding the benefit of a one-time legal settlement in the second quarter of 2008

•                  Increased net orders sequentially from the first quarter, while sales cancellation rate fell to 23%

•                  Decided to terminate unneeded $150M credit facility

YEAR TO DATE 2009 SELECTED RESULTS:

•                  Reported net loss of $92M for the first half of 2009; generated $23M of adjusted EBITDA*

•                  Maintained light land supply of 2.7 years of lots (based on ttm closings) with 36% optioned

•                  Retired $24M senior subordinated notes at a 41% discount in exchange for approximately 783,000 shares of common stock

Scottsdale, Ariz. (July 27, 2009) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced second quarter results for the period ended June 30, 2009.

Summary Operating Results (unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	%Chg	2009	2008	%Chg
Homes closed (units)	890	1,388	-36%	1,822	2,716	-33%
Home closing revenue	$220	$374	-41%	$451	$746	-39%
Sales orders (units)	1,147	1,473	-22%	2,134	3,107	-31%
Sales order value	$263	$387	-32%	$496	$807	-39%
Ending backlog (units)				1,593	2,679	-41%
Ending backlog value				$382	$731	-48%
Net loss (including write-offs)	$(74)	$(23)	-214%	$(92)	$(69)	-34%
Adjusted pre-tax (loss)/earnings* (excluding write-offs)	$(5)	$5	-209%	$(13)	$(6)	-127%
Diluted EPS (including write-offs)	$(2.37)	$(0.79)	-200%	$(2.97)	$(2.46)	-21%

* Adjusted EBITDA excludes impairments: See non-GAAP reconciliations of net loss to adjusted pre-tax loss on “Operating Results” statement, and adjusted EBITDA on “Non-GAAP Financial Disclosures” statement.

SECOND QUARTER HIGHLIGHTS

“I am pleased with the improvements we achieved in several key measures this quarter, despite the weaker economy that is evident in our year over year comparisons,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We strengthened our balance sheet by generating $40 million of cash from operations, fortifying our cash position to $385 million at quarter-end and reducing our net debt to capital ratio to 33%. We also believe that we are making progress toward our goal of returning to profitability, as we generated positive EBITDA before impairments for both the quarter and the first half of the year. We achieved a pre-impairment gross margin of 12.3% while keeping our overhead expenses down. And we increased sales from our first to second quarter this year, aided by the lowest cancellation rate we’ve experienced since the third quarter of 2005.”

“We are also seeing positive results from our product repositioning,” said Mr. Hilton. “Armed today with a stronger balance sheet and increased liquidity, we have been replacing older communities as they sell out, with new lower-priced lots. As a result, we increased our active communities to 178 during the second quarter. The newer communities represented only about 7% of our second quarter home closing revenue, as many are still in the start-up phases, and we expect them to have a more meaningful impact on our results over time.

He continued, “These communities are designed to compete with increased foreclosures in today’s market. We are offering more affordable homes in these communities for the entry-level and first-time move-up buyers, who comprise the largest segment of today’s home buying market. Those buyers are responding well to the exceptional values we’re offering in our new communities.”

SECOND QUARTER OPERATING RESULTS

Net home sales in the second quarter were 22% lower than last year, partially due to a 16% decline in active communities since the second quarter of 2008. However, average sales per community for the second quarter remained nearly flat year over year, at 6.6 in 2009 compared to 6.9 in 2008, while increasing from 5.7 in the first quarter of 2009. Total sales for the second quarter 2009 showed a sequential improvement from the first quarter due to monthly increases in sales from February through May. The second quarter cancellation rate of 23% in 2009 was lower than the 26% rate in the previous quarter and the lowest sales cancellation rate in more than three years.

Second quarter total order value was down 32% year over year, due to fewer homes sold and a decline in average sales price to approximately $230,000 in 2009, compared to $263,000 in 2008. The lower average price reflected reductions in construction costs that enabled the Company to reduce home prices at all levels, as well as a higher ratio of entry-level homes sold. Approximately 68% of second quarter 2009 sales were to entry level and first time move-up buyers, compared to approximately 61% in the prior year.

Meritage’s second quarter home closing revenue declined 41% year over year, due to 36% fewer homes closed and an 8% lower average closing price of $248,000 in the second quarter of 2009, compared to $269,000 in the second quarter of 2008. While closing revenue declined in all states but Colorado, Texas was down less than others, at 28% lower than a year ago.

Despite price reductions, Meritage maintained gross margins by introducing more efficient home designs, realizing construction efficiencies and negotiating better terms with its subcontractors. Second quarter 2009 total gross margin was 12.3% before impairments, compared to 12.0% in the prior quarter and 13.8% in the second quarter of 2008. Including impairments, gross margin was -17.7% in the second quarter of 2009, compared to 7.5% and 4.4% in the prior quarter and prior year, respectively.

Total general and administrative expenses were $14 million for the second quarter of 2009.  Excluding the benefit of a one-time legal settlement of $10 million that reduced G&A expense in the second quarter of 2008, second quarter G&A expenses this year were down 33% from last year.

Meritage reported a net loss for the second quarter 2009 of $74 million or $2.37 per share, compared to a net loss of $23 million or $0.79 per share in the second quarter 2008. The second quarter net losses included $67 million of pre-tax real estate-related impairment charges in 2009, compared to $39 million of similar charges in 2008. Before those impairment charges, the pre-tax loss from operations was $5 million in the second quarter of 2009, compared with a pre-tax profit of $5 million in the second quarter of 2008. The 2009 results also include a $7 million gain on early extinguishment of debt in the second quarter of 2009, whereas 2008 results benefited from the one-time legal settlement.

Mr. Hilton explained, “We recorded a $55 million impairment charge in the current quarter related to the termination of our largest purchase agreement for about 1,200 lots in north Phoenix. This was the last large option contract we had remaining. After much analysis and discussion, we determined that our expected returns from that project did not support its continued development at this time. Aside from that one project, our total impairments were $12 million in the second quarter, most of which was in Las Vegas, one of the most challenged housing markets in the country,” said Mr. Hilton. “We now have only $16 million of option deposits and $14 million of investments in joint ventures remaining on our balance sheet. These balances represent lots and land predominantly located in Texas, where we remain profitable and have recorded significantly fewer impairments. Because the total value of our remaining option deposits and JV investments is only $30 million, we believe our risk of significant additional impairments is limited.  Even if the market were to deteriorate further, we would expect any impairments of our owned assets to be small and in line with any decline in the market.”

YEAR TO DATE RESULTS

Meritage reported a net loss for the first half 2009 of $92 million or $2.97 per share, compared to a net loss of $69 million or $2.46 per share in the first half 2008. The net loss in the first half of 2009 included no tax benefit, while the loss in 2008 was partially offset by a $36 million tax benefit. Since the third quarter of 2008, the Company has fully reserved its tax assets, which totaled $162 million as of June 30, 2009. These off-balance sheet assets are available to offset federal income tax liability on an estimated $450 million of future taxable income.

Year to date net losses included $77 million of pre-tax real estate-related impairment charges in 2009, compared to $99 million of similar charges in 2008. Before these charges, the pre-tax loss from operations was $13 million in the first half of 2009, compared with a pre-tax loss of $6 million in the first half of 2008. These results also included a $9 million gain on early extinguishment of debt in the first half of 2009 other income, as well as the benefit of a $10 million legal settlement in 2008.

REAL ESTATE ASSETS

The Company held 491 unsold homes in inventory at the end of the second quarter 2009, an average of 2.8 specs per community, and lower than its inventory of 725 unsold homes or 3.4 per community in the prior year. Though Meritage remains primarily a build-to-order homebuilder, the Company increased its level of spec homes started in 2009 to capture buyers wanting to move into a home quickly. Approximately half of Meritage’s 2009 second quarter sales were from specs, causing total spec inventories to remain low.

“We have seen an increase in land acquisition activity in our markets in just the last few months,” Mr. Hilton explained. “During the first half of 2009, we entered into purchase and option contracts for approximately 550 new lots priced at deeply discounted values. We continue to actively monitor the pipeline of available lots and are evaluating lot acquisition opportunities as they arise. We expect to reinvest in other new high-quality, low-cost lots over the next few quarters where we believe we can achieve a more normal profit margin.”

At June 30, 2009, Meritage’s total lot supply was 12,986, including 8,374 owned lots, or about 2.7 years total supply based on trailing twelve months closings. By comparison, the Company’s total lot supply was 21,902, or 3.1 years supply at June 30, 2008, with 9,532 of those lots owned. The reduction from the first quarter’s total lot count of 15,069 mainly reflects the abandonment of optioned lots in north Phoenix and Las Vegas, as well as lots utilized for new home starts.

STOCK EXCHANGED FOR DEBT

During the current quarter, Meritage retired $18 million principal amount of its 7.731% senior subordinated notes due 2017, issuing approximately 533,000 shares of common stock in exchange for those notes. This resulted in a $7 million gain on the early extinguishment of debt, included as a component of other income.

In the first six months of 2009, the Company retired a total of $24 million of these notes in exchange for 783,000 shares of Meritage common stock with an implied discount of 41% to the face value of the notes retired, saving approximately two million dollars of future interest cost per year.  Meritage may continue to retire additional notes in the future, based on market conditions.

TERMINATING CREDIT FACILITY

“We are planning to terminate our existing credit facility during the third quarter, as we do not anticipate needing it before it expires in May of 2011. We expect to enter into one or more new credit commitments with a total capacity of approximately $40-50 million, to replace approximately $22 million in letters of credit supported by the existing facility.  Terminating our current facility will save approximately two million dollars in fees over the remaining term of the agreement, but will result in a third quarter expense of approximately one million dollars to write-off capitalized origination fees,” said Larry W. Seay, executive vice president and chief financial officer for Meritage Homes. “While we are currently in compliance with all of our covenants, we’ll no longer be subject to the covenants and related restrictions imposed by the current credit facility after it is terminated.

“Based on our preliminary discussions with the rating agencies, we do not anticipate that this termination will cause any negative actions regarding our corporate bond ratings.”

SUMMARY

“We’ve strengthened our balance sheet over the last few of years by reducing our inventories and debt, generating cash, building liquidity and reducing our cost structure as homebuilding activity slowed. Many home builders and land developers have gone out of business, and the industry is consolidating. Lots once owned by these companies are coming back onto the market at greatly reduced prices, and we believe Meritage is well-positioned to take advantage of those opportunities,” said Mr. Hilton.

“We believe that homebuilders like Meritage with low levels of high-priced legacy lots, combined with adequate cash to purchase new lower-priced lots, will have a strategic advantage as housing demand recovers and home sales increase. That strategic advantage should translate to a quicker return to profitability, in turn benefiting our shareholders. Our goal is to return to profitability sometime during 2010.”

Management will host a conference call to discuss these results on July 28, 2009 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow available on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 888-241-0558 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after approximately 12:30 p.m. ET, July 28, 2009 on the website noted above, or by dialing 800-365-8354, and referencing passcode 16423939.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating results
Home closing revenue	$220,414	$373,923	$451,392	$745,579
Land closing revenue	1,125	1,375	1,285	3,148
Total closing revenue	221,539	375,298	452,677	748,727

Home closing gross (loss)/profit	(39,084)	23,268	(21,734)	24,349
Land closing gross loss	(141)	(6,652)	(169)	(6,566)
Total closing gross (loss)/profit	$(39,225)	$16,616	$(21,903)	$17,783

Commissions and other sales costs	(18,098)	(33,669)	(37,243)	(67,434)
General and administrative expenses (1)	(13,775)	(10,453)	(27,644)	(31,746)
Interest expense	(11,332)	(5,538)	(19,662)	(11,199)
Other income/(loss), net (2)	10,536	(1,116)	16,289	(12,348)
Loss before income taxes	(71,894)	(34,160)	(90,163)	(104,944)
(Provision)/benefit for income taxes	(1,708)	10,692	(1,794)	36,171
Net loss	$(73,602)	$(23,468)	$(91,957)	$(68,773)

Loss per share
Basic and Diluted:
Loss per share	$(2.37)	$(0.79)	$(2.97)	$(2.46)
Weighted average shares outstanding	31,055	29,594	30,933	27,953

Non-GAAP Reconciliations:
Total closing gross (loss)/profit	$(39,225)	$16,616	$(21,903)	$17,783
Add: Real estate-related impairments
Terminated lot options and land sales	61,480	10,968	62,714	25,597
Impaired projects	4,900	24,174	14,134	53,894
Adjusted closing gross profit	$27,155	$51,758	$54,945	$97,274

Loss before income taxes	$(71,894)	$(34,160)	$(90,163)	$(104,944)
Add: Real estate-related and joint venture (JV) impairments
Terminated lot options and land sales	61,480	10,968	62,714	25,597
Impaired projects	4,900	24,174	14,134	53,894
JV impairments	219	3,873	219	19,689
Adjusted (loss)/income before income taxes	$(5,295)	$4,855	$(13,096)	$(5,764)

(1)       General and administrative expenses in 2008 reflect a  $10.2 million reduction related to a successful legal settlement.

(2)       Other income is net of the Joint Venture (JV) impairments shown in the “Non-GAAP reconciliations” section above.  2009 amounts include a gain on early extinguishment of debt of $7 million in the second quarter and $9 million in the first half of the year.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		As of and for the Twelve Months Ended June 30,
	2009	2008	2009	2008	2009	2008

EBITDA reconciliation: (1)
Net loss	$(73,602)	$(23,468)	$(91,957)	$(68,773)	$(315,119)	$(316,164)
Provision/(benefit) for income taxes	1,708	(10,692)	1,794	(36,171)	53,934	(178,676)
Interest amortized to cost of sales and interest expense	16,557	13,007	31,549	27,768	63,399	58,862
Depreciation and amortization	2,120	3,216	4,545	6,564	13,650	15,338
EBITDA	$(53,217)	$(17,937)	$(54,069)	$(70,612)	$(184,136)	$(420,640)

Add back:
Real estate-related impairments	66,599	39,015	77,067	99,180	241,327	400,459
Fixed asset impairments	—	—	—	—	—	3,124
Goodwill and intangible asset impairments	—	—	—	—	1,133	102,538
Adjusted EBITDA	$13,382	$21,078	$22,998	$28,568	$58,324	$85,481

Interest coverage ratio: (2)
Adjusted EBITDA					$58,324	$85,481
Interest incurred					49,798	56,004
Interest coverage ratio					1.2	1.5

Net debt-to-capital: (3)
Notes payable and other borrowings					$604,926	$634,976
Less: cash and cash equivalents					(385,305)	(115,153)
Net debt					219,621	519,823
Stockholders’ equity					454,495	746,794
Capital					$674,116	$1,266,617
Net debt-to-capital					32.6%	41.0%

(1)  EBITDA and adjusted EBITDA are non-GAAP financial measures representing net earnings /(loss) before interest amortized to cost of sales and interest expense, income taxes, depreciation and amortization, with write-offs and non-cash impairment charges also excluded from adjusted EBITDA.  A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure.  EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA is presented because it more closely, although not exactly, resembles the comparable covenant calculations under our revolving credit facility and senior and senior subordinated note indentures.

(2)  Interest coverage ratio is calculated as the trailing four quarters’ adjusted EBITDA divided by the trailing four quarters’ interest incurred. This calculation may differ from our interest coverage ratio as computed for our credit facility covenant due to additional non-cash reconciling items, such as stock compensation.

(3) Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$385,310	$205,923
Income tax receivable	2,146	111,508
Other receivables	25,864	31,046
Real estate (1)	710,129	859,305
Investments in unconsolidated entities	14,416	17,288
Deposits on real estate under option or contract	16,436	51,658
Other assets	46,349	49,521
Total assets	$1,200,650	$1,326,249

Liabilities:
Senior notes	$479,051	$478,968
Senior subordinated notes	125,875	150,000
Revolving credit facility	—	—
Accounts payable, accrued liabilities, home sale deposits and other liabilities	141,229	170,075
Total liabilities	746,155	799,043
Total stockholders’ equity	454,495	527,206
Total liabilities and equity	$1,200,650	$1,326,249

(1) Real estate — Allocated costs:
Homes under contract under construction	$160,649	$170,347
Finished home sites and home sites under development	375,015	455,048
Unsold homes, completed and under construction	78,654	158,378
Model homes	40,855	48,608
Land held for development or sale	54,956	26,924
Total allocated costs	$710,129	$859,305

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

 (In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating results

Net loss	$(73,602)	$(23,468)	$(91,957)	$(68,773)
Real-estate related impairments	66,380	35,142	76,848	79,491
Increase in deferred taxes	—	(462)	—	(9,023)
Equity in earnings/(losses) from JVs and distributions of JV earnings, net	649	4,183	1,607	20,979
Decrease in real estate and deposits, net	32,225	15,101	110,073	81,246
Decrease in income tax receivable	—	3,113	107,660	77,972
Other operating activities	13,934	(12,976)	(26,026)	(80,136)
Net cash provided by operating activities	39,586	20,633	178,205	101,756

Cash used in investing activities	(1,308)	(12,611)	(1,451)	(15,835)

Payments under Credit Facility	—	(1,800)	—	(82,000)
Proceeds from issuance of common stock, net	2,633	82,775	2,633	82,775
Other financing activities	—	16	—	780
Net cash provided by financing activities	2,633	80,991	2,633	1,555

Net increase in cash	40,911	89,013	179,387	87,476
Beginning cash and cash equivalents	344,399	26,140	205,923	27,677
Ending cash and cash equivalents	$385,310	$115,153	$385,310	$115,153

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Three Months Ended June 30,
	2009		2008
	Homes	Value	Homes	Value

Homes Closed:
California	64	$22,299	152	$64,548
Nevada	41	8,221	61	16,242
West Region	105	30,520	213	80,790

Arizona	152	30,786	266	68,432
Texas	552	137,473	789	191,839
Colorado	30	10,196	26	9,197
Central Region	734	178,455	1,081	269,468

Florida	51	11,439	94	23,665
East Region	51	11,439	94	23,665
Total	890	$220,414	1,388	$373,923

Homes Ordered:
California	103	$31,352	165	$65,137
Nevada	40	7,524	67	17,509
West Region	143	38,876	232	82,646

Arizona	241	46,510	285	60,823
Texas	654	147,878	876	218,454
Colorado	46	14,085	29	10,282
Central Region	941	208,473	1,190	289,559

Florida	63	16,144	51	14,599
East Region	63	16,144	51	14,599
Total	1,147	$263,493	1,473	$386,804

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2009		2008
	Homes	Value	Homes	Value

Homes Closed:
California	156	$55,723	325	$134,827
Nevada	79	17,089	134	36,117
West Region	235	72,812	459	170,944

Arizona	350	72,446	475	129,868
Texas	1,068	260,838	1,528	374,611
Colorado	69	22,070	64	21,981
Central Region	1,487	355,354	2,067	526,460

Florida	100	23,226	190	48,175
East Region	100	23,226	190	48,175
Total	1,822	$451,392	2,716	$745,579

Homes Ordered:
California	157	$53,205	366	$145,145
Nevada	66	12,912	152	39,053
West Region	223	66,117	518	184,198

Arizona	409	78,805	545	120,902
Texas	1,302	296,777	1,801	435,817
Colorado	72	22,568	77	27,550
Central Region	1,783	398,150	2,423	584,269

Florida	128	31,349	166	38,546
East Region	128	31,349	166	38,546
Total	2,134	$495,616	3,107	$807,013

Order Backlog:
California	88	$31,392	205	$91,850
Nevada	12	2,276	82	21,596
West Region	100	33,668	287	113,446

Arizona	249	48,570	460	111,592
Texas	1,121	266,094	1,745	445,557
Colorado	47	13,763	66	23,706
Central Region	1,417	328,427	2,271	580,855

Florida	76	20,160	121	37,118
East Region	76	20,160	121	37,118
Total	1,593	$382,255	2,679	$731,419

Meritage Homes Corporation and Subsidiaries

Operating Data

(unaudited)

	Second Quarter 2009		Second Quarter 2008
	Beg.	End	Beg.	End
Active Communities:
California	9	12	23	17
Nevada	12	12	11	12
West Region	21	24	34	29

Arizona	28	31	31	31
Texas	107	108	132	136
Colorado	3	4	6	5
Central Region	138	143	169	172

Florida	11	11	12	12
East Region	11	11	12	12

Total	170	178	215	213

	First Half 2009		First Half 2008
	Beg.	End	Beg.	End
Active Communities:
California	12	12	27	17
Nevada	12	12	11	12
West Region	24	24	38	29

Arizona	31	31	36	31
Texas	109	108	127	136
Colorado	3	4	6	5
Central Region	143	143	169	172

Florida	11	11	13	12
East Region	11	11	13	12

Total	178	178	220	213

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the western and southern United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the California East Bay/Central Valley and Inland Empire, Denver and Orlando. The Company was ranked by Builder magazine in 2008 as the 10th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

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http://www.investors.meritagehomes.com/irpass.asp?BzID=1474&to=ea&s=0

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the outlook for the Company and homebuilding in 2009 and 2010, including its outlook for Texas; strategic actions to lower costs; strategy and intentions to deploy capital to acquire land at attractive prices; strategy and ability to minimize losses, return to profitability and increase margins; intentions to increase spec inventory; potential retirement of debt; expectation to terminate the existing revolving credit facility and enter into new letter of credit commitments; and belief that the Company has little risk of future impairments or real estate related impairment charges. Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent registered public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; the ability of our potential buyers to sell their existing homes; the adverse effect of slower sales absorption rates; housing affordability; fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the propensity of homebuyers to cancel purchase orders with us; the availability and cost of insurance; construction defect and home warranty claims; the loss of key personnel; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; the availability and cost of materials and labor; changes in the availability and pricing of real estate in the markets in which the Company operates; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility and our ability to raise additional capital when and if needed; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; successful integration of future acquisitions; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or financial markets; our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors,” as updated in our Quarterly Report on Form 10-Q for the period ended March 31, 2009. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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